MGT Capital Investments, Inc. Strengthens Balance Sheet with Two Financing Transactions

HARRISON, N.Y.—(BUSINESS WIRE)— MGT Capital Investments, Inc. (NYSE-MKT: MGT.BC), announced today that it has entered into two agreements with various institutional investors providing $5.9 million of capital in support of the Company's strategy to monetize intellectual property. The capital raise is comprised of the sale of $4.5 million of Series A Convertible Preferred Shares (which include Warrants to purchase MGT common stock), plus a separate sale of $1.4 million of MGT Common Stock.

Subject to the approval of NYSE MKT and other customary closing conditions, the Preferred Shares will be convertible into the Company's common stock at a fixed price of $3.26 per share and carry a 6% dividend. The Warrants have a five-year life and are exercisable at $3.85 per MGT share; the Company will issue a total of 2.8 million Warrants in the deal. This transaction is expected to close on or before October 26, 2012.

This offering is being made in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, as promulgated by the United States Securities and Exchange Commission under the 1933 Act.

Chardan Capital Markets LLC acted as sole financial advisor in the sale of the Preferred Shares and Warrants.

MGT also completed an agreement to sell 453,000 shares of its Common Stock at a price of $3.01, under its S-3 Registration Statement, which was declared effective on September 25, 2012 by the U. S. Securities and Exchange Commission. Closing of this transaction is also expected on or before October 26, 2012, and is also subject to NYSE MKT approval.

In an earlier step to improve the Company's financial flexibility and reduce capital costs, MGT repaid at face value the entire $3.5 million issue of its Senior Secured Convertible Notes on October 10, 2012. As a result of all announced and completed capital transactions, MGT is now debt-free, and will have approximately $7.0 million in cash and 3.0 million common shares outstanding.

On October 12, 2012, MGT appealed the delisting proceedings of NYSE MKT and requested an Oral Hearing in accordance with Part 12 of the Company Guide, in response to the Exchange's delisting Notice received by the Company on October 5, 2012. On October 17, 2012, MGT received further Notice from the Exchange that a Listing Qualifications Panel has been authorized to hold the hearing on December 12, 2012. The delisting action has been stayed pending the outcome of the review, in accordance with Section 1203(d) of the Guide. Upon closing of the transactions contemplated above, the Company believes it will meet the minimum equity conditions for remaining listed on the Exchange; however, there can be no assurance that the Exchange will reach the same determination or grant the Company's request for continued listing.

Robert Traversa, the Company's Chief Financial Officer, stated, "As one of the largest stockholders of MGT, I am constantly focused on maximizing long term shareholder value. Today's deals bring strategic investors with proven success in the intellectual property space and set a very solid foundation for our expansion and development."

The Company will continue to update shareholders on its progress, including ongoing discussions with NYSE MKT, as well as patent enforcement activities.

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of monetizing intellectual property.

MGT Gaming, Inc., a majority-owned subsidiary, owns intellectual property relating to casino gaming systems, and has plans to enforce its property rights against possible infringers.

In addition, the Company owns a majority interest in Medicsight, Ltd, a medical technology company with patent ownership, as well as operations in imaging software and hardware devices. The company's computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals including CE Mark and U. S. FDA clearance.

Forward Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

MGT Capital Investments, Inc.
Robert Ladd, President and Chief Executive Officer
914-630-7430
rladd@mgtci.com
or
Robert Traversa, Chief Financial Officer
914-630-7431
rtraversa@mgtci.com

Source: MGT Capital Investments, Inc.